Exhibit 99.1 NEWS MEDIA CONTACT: Sears Holdings Public Relations (847) 286-8371 FOR IMMEDIATE RELEASE: April 2, 2007

SEARS HOLDINGS CORPORATION ANNOUNCES BOARD CHANGE

     HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (NASDAQ: SHLD) today announced that Donald J. Carty has informed the company that he has decided not to stand for re-election to the board of directors at the company’s scheduled annual meeting in May. Mr. Carty, who was named Vice Chairman and Chief Financial Officer of Dell Inc. in January 2007, plans to devote more time to Dell matters.

     Mr. Carty joined the board of Sears Holdings at the time of the merger of Sears, Roebuck and Co. and Kmart Holding Corporation. Edward S. Lampert, Chairman of Sears Holdings, said, “I want to thank Don for his service on the board and for his leadership, guidance and counsel. I especially appreciate the commercial judgment that Don contributed to our company.”

     Mr. Carty will continue to serve as a director of Sears Holdings until the company’s 2007 annual meeting.

About Sears Holdings Corporation

     Sears Holdings Corporation is the nation’s third largest broadline retailer with over $50 billion in annual revenues and approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The Company is the nation’s largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings’ website at http://www.searsholdings.com.